As filed with the Securities and Exchange Commission on December 16, 1996
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                             -----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                           MECHANICAL DYNAMICS, INC.
             (Exact name of registrant as specified in its charter)

            MICHIGAN                                           38-2163045
  (State or other jurisdiction of                           (I.R.S. Employer
  incorporation or organization)                           Identification No.)

2301 COMMONWEALTH BLVD., ANN ARBOR, MICHIGAN                       48105
 (Address of Principal Executive Offices)                        (Zip Code)

                MECHANICAL DYNAMICS, INC. 1993 STOCK OPTION PLAN
             MECHANICAL DYNAMICS, INC. EMPLOYEE STOCK PURCHASE PLAN
        MECHANICAL DYNAMICS 1996 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES
          MECHANICAL DYNAMICS NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                           (Full title of the plans)

                             MICHAEL E. KORYBALSKI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           MECHANICAL DYNAMICS, INC.
                            2301 COMMONWEALTH BLVD.
                           ANN ARBOR, MICHIGAN  48105
                    (Name and address of agent for service)

                                 (313) 994-3800
         (Telephone number, including area code, of agent for service)

                                        CALCULATION OF REGISTRATION FEE
====================================================================================================================
       Title of                                     Proposed                 Proposed
      securities               Amount                maximum                 maximum             Amount of
        to be                   to be            offering price             aggregate           registration
      registered             registered            per share             offering price             fee
--------------------------------------------------------------------------------------------------------------------
Common Stock              61,671 shares           $    0.93 (1)         $    57,355.00(1)        $   20.00
Common Stock             300,000 shares           $   14.06 (2)         $ 4,218,000.00(2)        $1,455.00
Common Stock              82,500 shares           $    9.00 (1)         $   742,500.00(1)        $  256.00
Common Stock             100,000 shares           $   13.50 (1)         $ 1,350,000.00(1)        $  466.00
Common Stock             267,500 shares           $   14.06 (2)         $ 3,761,050.00(2)        $1,297.00
Common Stock              20,000 shares           $   11.00 (1)         $   220,000.00(1)        $   76.00
Common Stock              80,000 shares           $   14.06 (2)         $ 1,124,800.00(2)        $  388.00
        Total            911,671 shares                                 $11,473,705.00           $3,958.00
--------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purposes of computing the registration fee and based on the exercise price of the option.
(2) Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee and, based on the average of the high and low prices of the Common Stock as quoted on The Nasdaq National Market on December 11, 1996.

                               Page 1 of 14 Pages
                           Exhibit Index is on Page 12

                                   PART I


MECHANICAL DYNAMICS, INC. 1993 STOCK OPTION PLAN

          The Company's 1993 Stock Option Plan (the "1993 Plan") was adopted by the Board of Directors in 1983. A total of 187,500 shares of Common Stock have been reserved for issuance under the 1993 Plan. As of March 1, 1996, there were approximately 61,671 shares subject to options under the 1993 Plan, which options expire in April 1998. The exercise price per share of such options is $0.93. The 1993 Plan was terminated by the Board of Directors in March 1996.

MECHANICAL DYNAMICS, INC. EMPLOYEE STOCK PURCHASE PLAN

          The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in March 1996. A total of 300,000 shares of Common Stock are reserved for issuance under the Purchase Plan. The Purchase Plan provides that the Company will sell shares to employees who elect to participate in the Purchase Plan (the "Participants") at a price equal to 85% of the lesser of the fair market value of the Common Stock on (i) the first trading day of an offering period (a "Purchase Period") or (ii) the last trading day of such Purchase Period. The first Purchase Period commenced on the effective date of the Company's initial public offering, and will end on December 31, 1996. Thereafter, each Purchase Period will be three months in length and will begin on January 1, April 1, July 1 and October 1 of each year. The Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code.

          If a Participant ceases to be an employee of the Company for any reason during a Purchase Period, his or her outstanding purchase right will immediately terminate, and all sums previously collected from such Participant during such Purchase Period under the terminated purchase right will be refunded. A Participant may withdraw from the Purchase Plan by filing a form electing to withdraw prior to 15 days before the beginning of the next Purchase Period.

          The Purchase Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the commencement and termination date of the offering of Common Stock under the Purchase Plan and is authorized, among other things, to interpret the terms of the Purchase Plan, establish and revoke rules for the administration of the Purchase Plan and correct or reconcile any defect or inconsistency in the Plan. The Compensation Committee may terminate or amend the Purchase Plan at any time; provided, however, such termination or amendment may not affect or change purchase rights previously granted under the Purchase Plan without the consent of the affected Participant, and any amendment that materially increases the benefits or number of shares under the Purchase Plan (except for certain allowable adjustments in the event of changes to the Company's capital structure or for changes authorized by the Purchase Plan to be made by the Compensation Committee or the Plan Administrator) or materially modifies the eligibility requirements of the Purchase Plan is subject to shareholder approval. If not sooner terminated by the Compensation

Committee, the Purchase Plan will terminate at the time purchase rights have been exercised with respect to all shares of Common Stock reserved for grant under the Purchase Plan.


1996 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES

          The Company's Board of Directors adopted the 1996 Stock Incentive Plan For Key Employees (the "Stock Option Plan") in March 1996. Under the Stock Option Plan, options will be granted or restricted stock will be awarded for the purpose of attracting and motivating key employees of the Company. The Stock Option Plan will be administered by the Compensation Committee of the Board of Directors. A total of 450,000 shares of Common Stock are reserved for issuance under the Stock Option Plan. The Stock Option Plan provides for (i) the grant of "incentive stock options" within the meaning of Section 422 of the Code, (ii) the grant of "nonqualified stock options" (options which do not meet the requirements of Section 422), and (iii) the award of restricted stock. The Stock Option Plan also contains certain restrictions against transfer and other terms and conditions which are to be determined by the Compensation Committee. The Compensation Committee will determine which individuals will be granted options or awarded restricted stock, the number of options granted or shares awarded and other terms and conditions applicable to each grant or award.

          The Board of Directors may amend or revise the terms of the Stock Option Plan; provided, however, without the approval or ratification of the shareholders the Board may not (i) increase the maximum number of shares subject to the Stock Option Plan, (ii) increase the maximum number of shares for which any participant may be granted options or awards under the Stock Option Plan, (iii) change the class of persons eligible to be participants,
(iv) materially increase the benefits of any participant or (v) alter or impair any option or award previously granted or awarded under the Stock Option Plan.

          Under the terms of the Stock Option Plan, the exercise price of an incentive stock option will be not less than the fair market value of the Common Stock at the time of the grant (or not less than 110% of the fair market value if the optionee owns more than 10% of the total combined voting stock of the Company at the time of grant). The exercise price of nonqualified options will not be less than 75% of the fair market value of the stock on the date the option is granted. If an optionholder ceases to be an employee for any reason other than death or disability, the Compensation Committee may, in its discretion, permit the exercise of such options for a period not to exceed three months following the termination of employment. The Compensation Committee may, in its discretion, permit the exercise of nonqualified options held by a terminated optionholder for a period not to extend beyond the expiration date of such nonqualified option. No option under the Stock Option Plan may be exercised more than ten years after its date of grant. In the case of an incentive option granted to a participant who, at the time of grant, owns more than 10% of the total combined voting stock of the Company, such option will expire not more than five years after its date of grant.

          Shares awarded under the Stock Option Plan typically will be subject to vesting and unvested shares awarded to a participant will be forfeited and transferred back to the Company if the participant ceases to be employed by the Company for any reason other than death or permanent disability. If the participant is terminated by action of the Company without cause or by agreement of the Company and the participant, the Compensation Committee may, at its discretion, release some or all of the shares from the restrictions. If a participant ceases to be an employee of the Company because of death or permanent disability, the restrictions will lapse with respect to such shares, unless otherwise determined by the Compensation Committee.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

          The Company's Board of Directors adopted the Non-Employee Director Stock Option Plan (the "Director Stock Option Plan") in March 1996. The Director Stock Option Plan provides for the grant of "nonqualified" options to purchase shares of Common Stock. Immediately following each annual meeting of shareholders of the Company, each non-employee director who has served as a director for at least six months will automatically be granted an option to purchase 5,000 shares of Common Stock of the Company. Upon appointment to the Board of Directors, each newly-appointed non-employee director will receive an option to purchase 5,000 shares of Common Stock of the Company. A total of 100,000 shares of Common Stock are reserved for issuance under the Director Stock Option Plan.

          The exercise price of any option will be equal to the market price of the Common Stock at the time of grant. Each option, if not sooner terminated as provided in the Director Stock Option Plan, will have a five-year term from the date of grant and will vest and become exercisable in full on the first anniversary of the date of grant. Options granted under the Plan are generally not transferable during the holder's lifetime, but are transferable at death by will or by the laws of descent and distribution. Upon the death of an optionholder, all options granted to such optionholder will immediately vest and will terminate twelve months thereafter. If an optionholder ceases his or her service as a director of the Company due to disability, all options granted to such optionholder will immediately vest and the options will terminate 90 days thereafter. Upon an optionholder ceasing his or her service as a director for any other reason, such options will terminate 90 days thereafter.

          The Director Stock Option Plan provides that in the event of a change in control of the Company (defined as any person or other entity which becomes the beneficial owner, directly or indirectly, of more than 50% of the total combined voting power of all classes of capital stock of the Company entitled to vote for the election of directors of the Company), all outstanding options under the Director Stock Option Plan will become immediately vested and exercisable.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The documents listed below are incorporated by reference in this registration statement:

         1. Quarterly Reports of Mechanical Dynamics, Inc. (the "Registrant") on Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996 and any other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 1995.

         2. The description of the Registrant's Common Stock included in the Registrant's Prospectus under the caption "Description of Capital Stock" on pages 48 through 49 of the Registrant's Prospectus, dated May 14, 1996, filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), as part of its Registration Statement on Form S-1 (Registration No. 333-2900), effective May 14, 1996 (the "Registration Statement"), including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VII of the Registrant's Restated Bylaws generally provides that the Registrant will indemnify its directors and officers to the fullest extent authorized or permitted under the Michigan Business Corporation Act. The Michigan Business Corporation Act authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including to reimburse them for expenses incurred).

         The Registrant's Restated Articles of Incorporation generally limit the personal liability of directors for monetary damages for breaches of fiduciary duty. If a director were to breach such duty in performing his or her duties as a director, neither the Registrant nor its shareholders could recover monetary damages from the director, and the only course of action available to the Registrant's shareholders would be equitable remedies, such an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent claims against directors are limited to equitable remedies, the provision in the Restated Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors for breach of their fiduciary duty.

         Under the Restated Articles of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violations of
Section 551(1) of the Michigan Business Corporation Act, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission that occurred before the effective date of the provision of the Restated Articles of Incorporation.

         The Registrant also has agreements with its directors providing for indemnification and advancement of expenses.

         Michigan corporations are also authorized to obtain insurance to protect directors and officers from certain liabilities, including liabilities against which corporations cannot indemnify their directors and officers. The Registrant has obtained directors' and officers' liability insurance providing aggregate coverage in the amount of $9 million.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable

ITEM 8.  EXHIBITS.

         4.1 Restated Articles of Incorporation, incorporated by reference to Exhibit 3.2 to the Company's Registrations Statement on Form S-1, Registration No. 333-2900

         4.2 Restated Bylaws, incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-1, Registration No. 333-2900

         5.1     Opinion of Honigman Miller Schwartz and Cohn

         23.1    Consent of Arthur Andersen LLP

         23.2 Consent of Honigman Miller Schwartz and Cohn (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

         24.1 Powers of Attorney (included after the signature of the Registrant contained on page 10 of this Registration Statement)

         99.1 Mechanical Dynamics, Inc. 1993 Stock Option Plan, incorporated by reference to Exhibit 10.6 in the Company's Registration Statement on Form S-1, Registration No. 333-2900

         99.2 Mechanical Dynamics, Inc. Employee Stock Purchase Plan, incorporated by reference as Exhibit 10.8 in the Company's Registration Statement on Form S-1, Registration No. 333-2900

         99.3 Mechanical Dynamics, Inc. 1996 Stock Incentive Plan For Key Employees, incorporated by reference as Exhibit 10.9 in the Company's Registration Statement on Form S-1, Registration No. 333-2900

         99.4 Mechanical Dynamics, Inc. Non-Employee Director Stock Option Plan, incorporated by reference as Exhibit 10.10 in the Company's Registration Statement on Form S-1, Registration No. 333-2900

ITEM 9.  UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes:

                          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                                  (i)      To include any prospectus required
                          by Section 10(a)(3) of the Securities Act of 1933;

                                  (ii)     To reflect in the prospectus any
                          facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                                  (iii)    To include any material information
                          with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                          Provided, however, that paragraphs (a)(1)(i) and
                 (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
                 Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by
                 Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    EXPERTS


         The financial statements as of December 31, 1995 and for each of the three years in the period ended December 31, 1995 incorporated in the Registration Statement and in the prospectus related to this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which includes an explanatory paragraph with respect to the change in the method of accruing for income taxes as of January 1, 1993 as discussed in Note 4 to the financial statements, and is included herein in reliance on said firm as experts in accounting and auditing.

                                   SIGNATURES




         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on November 30, 1996.


                                MECHANICAL DYNAMICS, INC.



                                By:   /s/ Michael E. Korybalski
                                    ----------------------------------------
                                      Michael E. Korybalski, President and
                                      Chief Executive Officer




                               POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of MECHANICAL DYNAMICS, INC., a Michigan corporation (the "Company"), hereby constitutes and appoints Michael E. Korybalski and James E. Vincke, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign, execute and affix his seal thereto and file the proposed registration statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, which registration statement relates to the registration and issuance of the Company's Common Stock, pursuant to the Mechanical Dynamics, Inc. 1993 Stock Option Plan, Mechanical Dynamics, Inc. Employee Stock Purchase Plan, Mechanical Dynamics, Inc. 1996 Stock Incentive Plan For Key Employee and the Mechanical Dynamics, Inc. Non-Employee Director Stock Option Plan, and any of the documents relating to such registration statement, any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority; granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


              Signature                                Title                                 Date
              ---------                                -----                                 ----

      /s/ Michael E. Korybalski            President, Chief Executive                November 30, 1996
------------------------------------         Officer and Director
        Michael E. Korybalski                (Principal Executive Officer)




        /s/ James E. Vincke                Vice President-Administration             December 2, 1996
------------------------------------         and Chief Financial Officer
           James E. Vincke                   (Principal Financial Officer and
                                             Principal Accounting Officer)



        /s/ John C. Angell                 Vice President, Chief Technical           December 6, 1996
------------------------------------          Fellow and Director
           John C. Angell



        /s/ Herbert S. Amster              Director                                  November 30, 1996
------------------------------------
          Herbert S. Amster



       /s/ Joseph F. Gloudeman             Director                                  December 3, 1996
------------------------------------
         Joseph F. Gloudeman



        /s/ David E. Cole                  Director                                  November 30, 1996
------------------------------------
            David E. Cole



        /s/ Mitchell I. Quain              Director                                  November 30, 1996
------------------------------------
          Mitchell I. Quain


                               INDEX TO EXHIBITS


Exhibit
Number                                                               Exhibit                                       Page No.
------                                                               -------                                       --------
4.1              Restated Articles of Incorporation, incorporated by reference to Exhibit 3.2 to the Company's Registrations Statement on
                 Form S-1, Registration No. 333-2900

4.2 Restated Bylaws, incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-1,
                 Registration No. 333-2900

5.1              Opinion of Honigman Miller Schwartz and Cohn

23.1             Consent of Arthur Andersen LLP

23.2             Consent of Honigman Miller Schwartz and Cohn (included
                 in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1 Powers of Attorney (included after the signature of the Registrant contained on page 10 of this Registration Statement)

99.1             Mechanical Dynamics, Inc. 1993 Stock Option Plan, incorporated by reference to Exhibit 10.6 in the Company's Registration Statement
                 on Form S-1, Registration No. 333-2900

99.2 Mechanical Dynamics, Inc. Employee Stock Purchase Plan, incorporated by reference as Exhibit 10.8 in the Company's
                 Registration Statement on Form S-1, Registration No. 333-2900

99.3             Mechanical Dynamics, Inc. 1996 Stock Incentive Plan For Key
                 Employees, incorporated by reference as Exhibit 10.9 in the Company's Registration Statement on Form S-1, Registration
                 No. 333-2900

99.4             Mechanical Dynamics, Inc. Non-Employee Director Stock Option
                 Plan, incorporated by reference as Exhibit 10.10 in the Company's
                 Registration Statement on Form S-1, Registration No. 333-2900